Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-102653 and Form S-8 No. 333-65789) pertaining to the Dollar General Corporation 401(k) Savings and Retirement Plan of our report dated May 13, 2005 with respect to the financial statements and schedule of the Dollar General Corporation 401(k) Savings and Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Nashville, Tennessee

June 21, 2005